EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Universal Power Group, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-142736 on Form S-8 of Universal Power Group, Inc. of our report dated March 31, 2009 relating to the balance sheet of Universal Power Group, Inc. as of December 31, 2008 and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended, which report is included in the December 31, 2009 Annual Report on Form 10-K of Universal Power Group, Inc.

/s/ KBA GROUP LLP

Dallas, Texas
March 31, 2010